Exhibit 10.48

January 9, 2026

Greg Pearson
Via email to xxxxxxxxx

Dear Greg:
I am pleased to offer you employment with Post Consumer Brands, LLC (“PCB”), as President and CEO of the Consumer Brands business reporting to me. We anticipate you starting your new role by April 1, 2026, contingent upon successful negotiation from your Restrictive Covenant Agreements.
The main components of your compensation and benefits would consist of:
•Annual gross base salary: $650,000, subject to periodic review and adjustment. Salary is payable in accordance with normal payroll practices (currently paid bi-weekly).
•Short-term incentive (STI): Your STI target will be 100% of your annual gross base salary. For fiscal year 2026 your STI opportunity will be pro-rated to your date of employment (not including any “garden leave” time). STI payout is subject to achievement based on PCB’s Adjusted EBITDA for fiscal 2026 and the complete terms of the Post Holdings, Inc. Senior Management Bonus Program.
•Long-term incentive (LTI): LTI is typically provided through a combination of time-vested, restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”), subject to your continued employment on the vesting dates. Historically, these RSUs have vested in equal portions annually over three years, and PRSUs vest subject to the achievement of stated performance criteria over a three-fiscal-year period. Equity type and amount of equity awards may vary year-to-year at the discretion of the company. Generally, equity awards are made in the first quarter of Post’s fiscal year (usually in November or early December) based on Post’s standard LTI cycle. All equity awards are subject to the complete terms of the Post Holdings, Inc. Amended & Restated 2021 Long-Term Incentive Plan (or any successor LTIP) and the applicable award agreement. Your annualized level for LTIP awards will be approximately $2,300,000 and for fiscal year 2026 will be pro-rated to your date of employment (not including any “garden leave”). Your fiscal year 2026 grants will be awarded as follows:
oYou will receive a grant of RSUs with time-based vesting shortly after your start date; the grant will be valued at $575,000 (50% of your approximate annualized level pro-rated based on your anticipated employment date and subject to change in value if your employment date is not April 1, 2026).
oYou will also receive a grant of $575,000 (50% of your approximate annualized level pro-rated based on your anticipated employment date and subject to change in value if your employment date is not April 1, 2026) that will be in performance based restricted stock units (“TSR PRSUs”) and based on a Post Holdings, Inc. performance metric. Historically, these PRSUs have vested from

0% to 260% based on total shareholder return vs. peer set at the end of the three-year performance period.
•Sign-on Bonus: To further demonstrate Post’s commitment to you, you will also receive, shortly after your start date, a one-time signing bonus comprised of a lump-sum $250,000 cash payment and a one-time equity grant of RSUs valued at $250,000. The equity award will vest in full two years after the date of grant, which is expected to be shortly after your first day of employment (not including any “garden leave”), and will be subject to the complete terms of the Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan, the award agreement, and your continuous employment. The award agreement will provide ratable vesting if your employment is involuntarily terminated without cause after the first anniversary of the grant but prior to the second anniversary. Your cash payment will be paid within 60 days after your first day of employment (not including any “garden leave”) and will be subject to payback if you leave or are involuntarily terminated within the first year of employment.
•Severance benefits: You will be eligible to participate in the Post Holdings, Inc. Executive Severance Plan which currently provides benefits in the event of termination without cause, including enhanced severance benefits in the event of a termination that occurs in connection with a change in control at the business unit level and/or the Post Holdings level. All severance benefits are governed by the complete terms of the plan document.
•Employee benefits: You will be eligible to participate in Post’s health and welfare benefit plans, including medical, dental, vision, life insurance, accidental death and dismemberment and long-term disability plans. Additionally, you will be eligible to participate in the Post Holdings, Inc. Savings Investment Plan (“SIP” or “401(k)”). Following one year of service, the SIP offers a matching contribution of up to 6% of eligible compensation deferred, subject to IRS limitations, which is vested upon contribution. To be eligible to participate in the Supplemental Executive Retirement Program (“SERP”) beginning in February 2027, you must be employed as of December 1, 2026 and as of the date the credit is made into your notional account in February 2027. Additional information about the SERP will be provided at the time you become eligible for participation. Participation in health and welfare benefit plans begins on the first day of the calendar month following your first day of employment, participation in the Executive Severance Plan begins on your first day of employment, and you will be able to begin deferring into the 401(k) plan soon after your first day of employment; these benefits are not available during any “garden leave”. Employee benefit programs are subject to the complete terms of the plan documents and may be amended from time to time.
Your employment will be at-will. Either the company or you have the right to end the employment relationship at any time, for any or no reason. The benefits programs listed above, including any incentive programs, may be modified or terminated in whole or part by the company at any time.
As we move closer to your start date, the Human Resources department of PCB will be reaching out to you to obtain a Form I-9 and any other documentation needed as part of your beginning employment with PCB. If you have questions about your benefits or compensation, you may talk with

Karen Little, SVP and Chief Human Resources Officer of Post Holdings. Karen can be reached at xxx-xxx-xxxx or via email at xxxxxxxxxxxx.
Please accept this offer of employment by signing and returning this offer letter via email to Diedre no later than January 16, 2026. By signing this letter, you also agree to the terms of the Employee Confidentiality and Assignment Agreement, enclosed. This is Post’s standard agreement covering these topics.
Greg, we look forward to you joining the Post team.

Very truly yours,
/s/ Nicolas Catoggio
Nicolas Catoggio
Executive Vice President and Chief Operating Officer
Post Holdings, Inc.

I acknowledge and agree to the terms set forth above and enclosed:

/s/ Greg Pearson	Date	1/9/2026

Greg Pearson

Encl: Employee Confidentiality and Assignment Agreement